===============================================================================

                                              -------------------------------
                                              /        OMB APPROVAL         /
                                              -------------------------------
                                              / OMB Number:       3235-0145 /
                                              / Expires:    August 31, 1999 /
                                              / Estimated average burden    /
                                              / hours per response....14.90 /
                                              -------------------------------


                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                  SCHEDULE 13G



                   Under the Securities Exchange Act of 1934
                             (Amendment No._____)*


                              Locus Pacific, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                   Common Stock, Par Value $0.001 Per Share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  545714 10 7
                        ------------------------------
                                 (CUSIP Number)

                                 June 29, 1999
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ] Rule 13d-1(b)

     [X] Rule 13d-1(c)

     [ ] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


===============================================================================


  CUSIP NO.  545714 10 7
           --------------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Mr. LI Dong Sheng

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2    (a) [_]
      (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Peoples Republic of China

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            -0-

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      -0-  (see attachment)
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      0%  (see attachment)

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IN, OO

------------------------------------------------------------------------------

===============================================================================


  CUSIP NO.  545714 10 7
           --------------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      TCL Electronics (Hong Kong) Co., Ltd.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2    (a) [_]
      (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Hong Kong

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            4,300,000

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             4,300,000

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      4,300,000  (see attachment)
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      6.7%  (see attachment)

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      CO

------------------------------------------------------------------------------


===============================================================================
Item 1

     (a) Name of Issuer

         Lotus Pacific, Inc.

     (b) Address of Issuer's Principal Executive Offices

         200 Centennial Avenue, Suite 201
         Piscataway, New Jersey 08854


Item 2


Reporting Person No. 1

     (a) Name of Person Filing

         Mr. LI Dong Sheng

     (b) Address of Principal Business Office or, if none, Residence

         c/o TCL Electronics (Hong Kong) Co., Ltd.
         13/F, TCL Tower
         8 Tai Chung Road, Tsuen Wan N.T.
         Hong Kong

     (c) Citizenship

         Peoples Republic of China

     (d) Title of Class of Securities

         Common Stock, par value $0.001 per share

     (e) CUSIP Number

         545714 10 7

Reporting Person No. 2

     (a) Name of Person Filing

         TCL Electronics (Hong Kong) Co., Ltd. ("TCL")

     (b) Address of Principal Business Office or, if none, Residence

         13/F, TCL Tower
         8 Tai Chung Road, Tsuen Wan N.T.
         Hong Kong

     (c) Citizenship

         Hong Kong

     (d) Title of Class of Securities

         Common Stock, par value $0.001 per share

     (e) CUSIP Number

         545714 10 7


Item 3. If this statement is filed pursuant to (S)(S)240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

     (a) [_] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

     (b) [_]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

     (c) [_] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

     (d) [_] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e) [_]  An investment adviser in accordance with
              (S)240.13d-1(b)(1)(ii)(E);

     (f) [_]  An employee benefit plan or endowment fund in accordance with
              (S)240.13d-1(b)(1)(ii)(F);

     (g) [_]  A parent holding company or control person in accordance with
              (S)240.13d-1(b)(1)(ii)(G);

     (h) [_] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

     (i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j) [_]  Group, in accordance with (S)240.13d-1(b)(1)(ii)(J).


Item 4. Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

Reporting Person No. 1 (Mr. LI Dong Sheng)

     (a)  Amount beneficially owned:

         -0- (see attachment)

     (b)  Percent of class:

         0% (see attachment)

     (c)  Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote

                -0-

          (ii)  Shared power to vote or to direct the vote

                -0-

          (iii) Sole power to dispose or to direct the disposition of

                -0-

          (iv)  Shared power to dispose or to direct the disposition of

                -0-

Reporting Person No. 2 (TCL Electronics (Hong Kong) Co., Ltd.)

     (a)  Amount beneficially owned:

         4,300,000 (see attachment)

     (b)  Percent of class:

         6.7% (see attachment)

     (c)  Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote

                4,300,000

          (ii)  Shared power to vote or to direct the vote

                -0-

          (iii) Sole power to dispose or to direct the disposition of

                4,300,000

          (iv)  Shared power to dispose or to direct the disposition of

                -0-


Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [_]


Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

See Item 4.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not Applicable


Item 8.  Identification and Classification of Members of the Group.

Not Applicable


Item 9.  Notice of Dissolution of a Group

Not Applicable


Item 10. Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: July 13, 1999
       ---------------------
                                        TCL Electronics (Hong Kong) Co. Ltd.


/s/ LI Dong Sheng                         /s/ LI Dong Sheng
------------------------------------    --------------------------------------
Mr. LI Dong Sheng                      Name:  LI Dong Sheng
                                       Title: Chairman

                                  ATTACHMENT
                                  ----------

     Mr. LI Dong Sheng acquired on June 29, 1999, and is the record-holder of, 4,300,000 shares (the "Shares") of common stock of Lotus Pacific, Inc. Mr. LI Dong Sheng, the Chairman of TCL Electronics (Hong Kong) Co., Ltd. ("TCL"), holds the Shares on behalf of, and as agent for, TCL. TCL is the beneficial owner of the Shares with full power to direct the manner in which the Shares are voted and the disposition thereof.